EX-99.23(h)(17)

Amendment to
Transfer Agency Services Agreement
between
JNL Investors Series Trust
and
Jackson National Asset Management, LLC

Amendment made as of this 15thday of July, 2009, by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“JNAM”).

Witnesseth

Whereas, the Trust and JNAM entered into a Transfer Agency Agreement (“Agreement”) dated November 1, 2005.

Whereas, the Trust is empowered to issue Shares of in separate Funds (“Fund”), each such Fund, pursuant to Section 18(f)(2) of the 1940 Act, being preferred over all other Funds in respect of the assets specifically allocated to such Funds.

Whereas, under the terms of the Agreement, JNAM to renders the transfer agency and other services contemplated hereby with respect to each Fund of Shares and the owners of record thereof and JNAM is willing to render such services.

Whereas, pursuant to the liquidation of certain Funds from the Trust, the following Funds need to be removed from the Agreement:

Jackson Perspective Core Equity Fund
Jackson Perspective Large Cap Value Fund
Jackson Perspective Mid Cap Value Fund
Jackson Perspective Small Cap Value Fund
Jackson Perspective Asia Pacific ex-Japan Bond Fund
Jackson Perspective Asia ex-Japan Fund
Jackson Perspective Asia ex-Japan Infrastructure Fund
Jackson Perspective China-India Fund
Jackson Perspective Emerging Asia ex-Japan Fund
Jackson Perspective Japan Fund
Jackson Perspective Asian Pacific Real Estate Fund
Jackson Perspective European 30 Fund
Jackson Perspective Pacific Rim 30 Fund
Jackson Perspective Global Basics Fund
Jackson Perspective Global Leaders Fund
Jackson Perspective Pan European Fund

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is hereby deleted and replaced in its entirety with Exhibit A dated July 15, 2009, attached hereto.

2.	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties have caused this instrument to be executed as of the day and year first above written.

Attest:	JNL Investors Series Trust

/s/ Kelly L. Crosser	By: /s/ Susan S. Rhee
Kelly L. Crosser	Name: Susan S. Rhee
Title: Vice President, Counsel, and Secretary

Attest:	Jackson National Asset Management, LLC

/s/ Kelly L. Crosser	By: /s/ Mark D. Nerud
Kelly L. Crosser	Name: Mark D. Nerud
Title: President

Exhibit A
July 15, 2009

Funds
Jackson Perspective Total Return Fund – Class A
Jackson Perspective Total Return Fund – Class C
JNL Money Market Fund – Class A